Exhibit 10.18
[RPM International Inc. Letterhead]
Stephen J. Knoop
[Mr. Knoop’s home address]
Dear Steve:
This letter confirms our mutual agreement to the terms of your Employment Agreement (“Agreement”) effective December 31, 2008, as modified to reflect your current assignment as Chairman and Chief Executive Officer (“CEO”) of Specialty Products Holding Co. (“SPHC”). All capitalized terms used in this letter agreement have the same meaning as under the Agreement and all section references refer to the same section under the Agreement.
     Section 2 — The Company and the Executive agree that Executive will take a temporary leave of absence from his duties as Senior Vice President — Corporate Development, so that he can devote all of his current time and efforts to his duties as Chairman and CEO of the Board of Directors of SPHC, a wholly owned subsidiary of the Company.
     Section 4 — The Company acknowledges that Executive’s temporary change in duties will not alter his eligibility for and/or participation in the Company’s Benefit Plans and other items of direct and indirect compensation enumerated in Section 4.
     Section 6(a) — Executive agrees that his temporary change in duties does not constitute a significant reduction in the nature and scope of his title, authority or responsibilities that would constitute Good Reason in the event of a Change in Control.
     Section 20 — The Company and Executive agree that for purposes of Section 20, the terms of this Letter Agreement are made a part of the Agreement as if originally included therein.
In all other respects, the Company and Executive agree that the remaining terms of the Agreement continue if full force and effect.
Please signify your agreement with the above by signing both copies of this Letter Agreement. Please retain one copy for your records and return the other to me.
Very truly yours,

/s/ Frank C. Sullivan
Frank C. Sullivan
Chairman and Chief Executive Officer
Accepted this 20th day of July, 2010:

/s/ Stephen J. Knoop
Stephen J. Knoop